Exhibit 5.1

McGuireWoods LLP
1345 Avenue of the Americas
New York, NY 10105-0106

September 25, 2006

Board of Directors
On2 Technologies, Inc.
21 Corporate Drive, Suite 103
Clifton Park, New York 12065

Ladies and Gentlemen:

We are acting as counsel to On2 Technologies, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-3 (the “Registration Statement”). The Registration Statement relates to the offer and sale by the selling stockholders identified in the Registration Statement of up to 5,495,614 shares of common stock, par value $0.01 per share, of the Company, 3,070,175 shares of which were issued to the selling stockholders in a private placement (the “Issued Shares”) and up to 2,425,439 of which are issuable in connection with the exercise of certain warrants granted to those selling stockholders (the “Warrant Shares”). This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-B promulgated under the Act.

In reaching the opinions stated in this letter, we have reviewed originals or copies of the Registration Statement, the Certificate of Incorporation, the Bylaws of the Company, the Board of Directors resolutions authorizing the issuance of the Issued Shares and the Warrant Shares and such other documents as we have considered relevant. We have assumed that: (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; and (vi) each natural person signing in a representative capacity any document that we reviewed had authority to sign in such capacity.

Based upon the foregoing, it is our opinion that: (i) the Issued Shares being registered for resale by the selling stockholders are duly authorized, validly issued, fully paid and non-assessable; and (ii) the Warrant Shares issuable upon the exercise of warrants, which shares are being registered for resale by the selling stockholders, when issued in accordance with the respective warrants, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinion expressed above is limited to the laws of the State of Delaware. We express no opinion herein about the effect of federal or state securities laws or the laws of any other jurisdiction.

This opinion letter speaks as of the date hereof. We disclaim any duty to advise you regarding any change subsequent to the date hereof in, or to otherwise communicate with you with respect to, the matters addressed herein.

Very truly yours,

/s/ McGuireWoods LLP

McGuireWoods LLP